Gentex Reports Record Revenues and First Quarter Net Income

ZEELAND, MI -- 04/22/2008 -- Gentex Corporation ("the Company") (NASDAQ: GNTX), the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record revenues and first quarter net income for the period ended March 31, 2008.

The Company's net sales increased by 13 percent from $157.2 million in the first quarter of 2007 to a record $178.0 million in the first quarter of 2008. The Company's operating income increased by 18 percent in the first quarter of 2008 compared with the first quarter of 2007. Record first quarter of 2008 net income increased by only three percent to $30.4 million compared with $29.5 million in the first quarter of 2007, primarily due to lower other income. Earnings per diluted share were flat at 21 cents in the first quarter of 2008 compared with the same prior-year period.

"We are pleased to report a solid quarter in a very tough operating environment," said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. "The Company's geographic diversification and increased sales of new value-added features such as the Rear Camera Display Mirror and SmartBeam® high beam headlamp assist product continue to help the Company offset the reduced vehicle production levels at the traditional 'Big Three' automakers in North America due to market share challenges and now the UAW strikes."

Gentex Senior Vice President Enoch Jen said that the Company's gross margin increased sequentially from 34.2% in the fourth quarter of 2007 to 35.2% in the first quarter of 2008, primarily due to purchasing cost reductions, product mix and foreign exchange rates, partially offset by annual customer price reductions.

Automatic-dimming mirror unit shipments for the first quarter of 2008 increased by ten percent compared with the first quarter of 2007, but automotive revenues increased by 14 percent due to a richer mix of mirror products shipped during the first quarter of 2008. For the first quarter of 2008, unit shipments in North America increased by two percent compared with the first quarter of 2007, primarily due to increased interior automatic-dimming mirror unit shipments for certain Asian transplant automakers. Increased penetration of interior and exterior auto-dimming mirrors at certain of our European and Asian automotive customers was the primary factor in achieving a 17 percent increase in the Company's offshore unit shipments in the first quarter of 2008 compared with the same period last year.

Following is some background and updated information on the Company's Rear Camera Display Mirror product.

Rear Camera Display (RCD) Mirror

The Company's RCD Mirror consists of a proprietary liquid crystal display (LCD) device that shows a panoramic video view of objects behind the vehicle in real time. When the vehicle is put in "reverse," the display illuminates and automatically appears through the rearview mirror's reflective surface to give a high resolution, bright-colored image. The image is generated by a camera or cameras placed in a protected area at the rear of the vehicle. When the vehicle is put in "drive," the display in the mirror automatically disappears.

This product won a 2008 Automotive News PACE (Premier Automotive Suppliers' Contribution to Excellence) Award at a ceremony in Detroit on April 14. The PACE Award recognizes automotive suppliers for their contribution to innovation, technological advancement and business performance, and are considered the industry's benchmark for innovation. Gentex is a six-time winner of the PACE Award, and has also been a finalist three additional times in the award's 14-year history.

The RCD Mirror is currently offered as original equipment as a stand-alone option on four Ford and Lincoln programs, as well as on the Kia Mohave and Hyundai Grandeur for the domestic Korean market. The RCD Mirror is also offered on a number of port- or dealer-installed programs. The Company now estimates that it will ship between 350,000 and 400,000 RCD Mirrors in calendar year 2008, a 100,000-unit increase over the estimate the Company provided in its news release for the fourth quarter 2007 results, primarily due to increased estimated take rates on vehicle models offering the RCD Mirrors. Additionally, based on the Company's current forecast, Gentex estimates that RCD Mirror shipments could still more than double in calendar year 2009 compared with the calendar year 2008 recent estimates.

The automakers currently offering Gentex's RCD mirror are doing so absent any legislation with respect to expanding the field of view on light vehicles so that drivers can detect objects directly behind their vehicles, and made the decision to offer the product before any legislation was enacted. On February 28, 2008, President Bush signed into law the "Kids Transportation Safety Act of 2007." The Bill orders the Secretary of Transportation at the National Highway Traffic Safety Administration (NHTSA) to initiate rulemaking to revise the federal standard to expand the field of view so that drivers can detect objects directly behind vehicles. The requirements may be met by the use of additional mirrors, sensors, cameras or other technology to increase the driver's field of view (which is the decision that NHTSA needs to make). NHTSA has done some independent studies already and appears to be leaning toward camera-based systems based on those studies.

With respect to timing, Mr. Jen said that the Company's understanding is that NHTSA has 12 months from February 28, 2008, to initiate rulemaking, 36 months to publish final standards, and then automakers will need to become fully compliant with the final standards within 48 months thereafter. Given this timeline, automakers will have approximately seven years to comply with the rules that NHTSA initiates. However, Jen said that the Company currently anticipates and hopes for early adoption by many automakers, as Ford has already taken the lead in North America, and Hyundai/Kia is moving forward in the domestic Korean market.

Future Estimates

Gentex Senior Vice President Enoch Jen provided certain guidance for the second quarter and calendar year 2008.

"For the second quarter and all of calendar year 2008, we anticipate that our top line growth will increase by approximately ten percent over the respective same prior-year periods, based on the current forecast for product mix, light vehicle production levels and take rates," said Jen. "These are our best estimates at this time given what is known, but there remains considerable uncertainty with not only the domestic economy but also with the depth and duration of the strikes by the United Auto Workers union."

He also said that based on the current forecast, the gross margin in the second quarter and for calendar year 2008 is expected to be in the range of the margin of 35.2 percent that was reported for the first quarter of 2008. Gross margin will be dependent upon top line growth (which can be impacted by vehicle production including the affect of UAW strikes among other factors) and purchasing cost reductions.

Jen said that the Company's current 2008 forecast is based on CSM's preliminary mid-April forecast for light vehicle production in the second quarter of 3.9 million units for North America, 5.9 million units for Europe and 3.6 million units for Japan and Korea. Based on that same forecast, CSM is expecting light vehicle production of 14.3 million units for North America, 22.4 million units for Europe and 15.0 million units for Japan and Korea for calendar year 2008.

Unit Shipments and Revenues

Total auto-dimming mirror unit shipments in the first quarter of 2008 were approximately 4.2 million, a ten percent increase over the same period last year.

Auto-dimming mirror unit shipments to customers in North America increased by two percent to approximately 1.7 million in the first quarter of 2008 compared with the same quarter last year. North American light vehicle production decreased by eight percent in the first quarter of 2008 compared with the same period in 2007.

Unit shipments to offshore customers increased by 17 percent to approximately 2.5 million in the first quarter of 2008 compared with the same period in 2007. Light vehicle production in Europe increased by one-half percent, and production increased by six percent in Japan and Korea, in the first quarter of 2008, respectively, compared with the same prior-year periods.

Automotive revenues increased by 14 percent to $172.1 million in the first quarter of 2008 compared with the same period last year. Fire Protection revenues decreased by three percent to $5.9 million for the first quarter of 2008 compared with the first quarter of 2007.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expenses on earnings, the ability to leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, gross margins, and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of automotive production worldwide, the maintenance of the Company's market share, competitive pricing pressures, the ability to achieve purchasing cost reductions, currency fluctuations, the financial strength of the Company's customers, supply chain disruptions, potential sale of OEM business segments or suppliers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam®, Z-Nav® and Rear Camera Display Mirror), and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

First Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (NASDAQ: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                    GENTEX CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                      (unaudited)
                                                  Three Months Ended
                                                       March 31,
                                                  2008           2007
                                              -------------  -------------

Net Sales                                     $ 177,970,279  $ 157,205,982

Costs and Expenses
  Cost of Goods Sold                            115,323,288    102,627,220
  Engineering, Research & Development            12,736,287     12,275,662
  Selling, General & Administrative               9,923,536      8,366,571

  Other Expense (Income)                         (5,475,469)    (9,534,023)
                                              -------------  -------------

Total Costs and Expenses                        132,507,642    113,735,430
                                              -------------  -------------

Income Before Provision
 for Income Taxes                                45,462,637     43,470,552

Provision for Income Taxes                       15,014,502     13,972,843
                                              -------------  -------------

Net Income                                    $  30,448,135  $  29,497,709
                                              =============  =============

Earnings Per Share
  Basic                                       $        0.21  $        0.21
  Diluted                                     $        0.21  $        0.21
Weighted Average Shares:
  Basic                                         143,286,480    142,166,241
  Diluted                                       143,566,009    142,723,617

Cash Dividends Declared per Share             $       0.105  $       0.095

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                (unaudited)
                                                  March 31,   December 31,
                                                    2008         2007
                                              -------------  -------------
ASSETS
Cash and Short-Term Investments               $ 400,379,949  $ 397,988,781
Other Current Assets                            135,781,090    130,505,167
                                              -------------  -------------

Total Current Assets                            536,161,039    528,493,948

Plant and Equipment - Net                       211,058,529    205,609,671
Long-Term Investments and Other Assets          140,151,654    163,919,061
                                              -------------  -------------

Total Assets                                  $ 887,371,222  $ 898,022,680
                                              =============  =============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                           $  87,552,626  $  68,362,705
Long-Term Debt                                            0              0
Deferred Income Taxes                            17,026,174     22,847,779
Shareholders' Investment                        782,792,422    806,812,196
                                              -------------  -------------

Total Liabilities & Shareholders' Investment  $ 887,371,222  $ 898,022,680
                                              -------------  -------------

              AUTO-DIMMING MIRROR UNIT SHIPMENTS
                        (Thousands)

                                  First Quarter Ended
                                        March 31,
                                 --------------------- ---------
                                   2008       2007     % Change
                                 ---------- ---------- ---------
Domestic Interior                     1,217      1,175         4%
                                 ---------- ---------- ---------
Domestic Exterior                       444        456        -3%
                                 ---------- ---------- ---------
Total Domestic Units                  1,661      1,631         2%
                                 ---------- ---------- ---------

                                 ---------- ---------- ---------
Foreign Interior                      1,765      1,505        17%
                                 ---------- ---------- ---------
Foreign Exterior                        741        642        16%
                                 ---------- ---------- ---------
Total Foreign Units                   2,506      2,147        17%
                                 ---------- ---------- ---------

                                 ---------- ---------- ---------
Total Interior Mirrors                2,982      2,680        11%
                                 ---------- ---------- ---------
Total Exterior Mirrors                1,185      1,098         8%
                                 ---------- ---------- ---------
Total Mirror Units                    4,167      3,778        10%
                                 ---------- ---------- ---------

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.

CONTACT:
Connie Hamblin
(616) 772-1800